Exhibit 3.1

Nova Scotia

CERTIFICATE OF INCORPORATION

Companies Act

Registry Number

3082957

Name of Company

CIT GROUP FUNDING COMPANY OF CANADA

I hereby certify that the above-mentioned company was incorporated this date under the Companies Act and that the liability of the members is unlimited.

Agent of the Registrar of Joint Stock Companies

October 28, 2003

Date of Incorporation